Exhibit 99.1

New York REIT Liquidating LLC Reduces Board Size, Reduces Board Fees and Pursues Other Cost Saving Initiatives

Adds Joseph Moinian as Board Observer

Howard Goldberg Designated Shareholder Board Representative

New York, NY, June 30, 2020 – New York REIT Liquidating LLC (the “Company”) today announced that the Company has reduced the size of its Board of Managers 40 percent, with Joe C. McKinney and P. Sue Perrotty stepping down from the Board effective July 29, 2020, pursuant to the terms of the LLC agreement. The Board will then consist of three members, reduced from five, which include Craig T. Bouchard, Howard Goldberg, and Randolph C. Read.

Additionally, it was announced that basic individual Board member fees will be reduced 33 percent to $5,000 from $7,500 per month per member.

The Company also announced that Joseph Moinian has been added as an Observer to its Board of Managers, in an unpaid position with no voting rights in connection with Board matters. Mr. Moinian, Founder and Chief Executive Officer of The Moinian Group, is New York REIT Liquidating LLC’s largest unitholder. Throughout his career, Mr. Moinian has led the investment, development, and management of more than 20 million square feet of real estate in prime markets such as Los Angeles, Miami, Dallas, Chicago, and, most prominently, New York City. He is well known for his forward-thinking and long-term strategies, including the early assemblage for more than 4 million square feet of real estate in and around Manhattan’s Hudson Yards District, now considered one of the most valuable neighborhoods in America.

Additionally, the Company entered into a Manager Designation Agreement with WW Investors, which includes Michael L. Ashner and Steven Witkoff, where WW Investors may designate one member of the Company’s Board of Managers. Mr. Goldberg has been designated that Board Member. The agreement is similar to a previous agreement that the Company’s predecessor, New York REIT, Inc. had entered into with WW Investors. Mr. Ashner has over 40 years of experience owning and operating real estate companies, having been at the helm of 13 different companies, many of which were NYSE listed, including serving as the Chairman and Chief Executive Officer of Winthrop Realty Trust, a NYSE-listed real estate investment trust. Winthrop Realty Trust held a portfolio of approximately $2.4 billion of real estate and real estate related assets. Mr. Witkoff is Chairman and Chief Executive Officer of Witkoff, which he founded in 1997. Since founding the firm, Mr. Witkoff has leveraged his extensive real estate expertise to successfully lead the financing, repositioning, and construction of over 70 properties in major business districts in the U.S. as well as abroad and with offices in New York, Las Vegas, Los Angeles, and Miami.

Mr. Read, Chairman of the Board of Managers, commented: “We thank Sue and Joe for their selfless and extremely valuable service to the Board and the New York REIT shareholders and New York REIT Liquidating LLC unitholders over the past years. The Board believes these changes are appropriate as the Company heads into its final phase of property ownership.”

Mr. Read continued, “I am pleased to announce the appointment of Joseph Moinian as an Observer to our Board of Managers. Joe has a storied career in the real estate industry and his addition as a Board Observer will not only add valuable perspective, but it also addresses the expressed desire of several of our large unitholders to have one of their number engaged in greater and more frequent contact with our Board.”

Commenting on the Management Designation Agreement with WW Investors, Mr. Read said, “Our renewed agreement with WW Investors reflects the value added to the Company over the years by their designated Board member, Howard Goldberg, who ensures continuity as we progress toward the final phase of the Company’s property ownership.”

Further, the Company has announced that it has begun discussions with Winthrop REIT Advisors LLC regarding a possible reduction in the fees and costs charged by Winthrop for its management of the Company. The Board announced it will also be pursuing other initiatives to decrease the operating costs of the Company.

Mr. Read further commented: “The experience gained in the Board’s management of the Company’s investment in Worldwide Plaza since we moved into our liquidating entity has provided us with a much better understanding of the requirements for our Board and the operating entity, as we look to the future monetization of our asset. These changes reflect what we have learned and better position us for the remaining future of the Company.”

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Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. The statements in this release state the Company’s and management’s hopes, intentions, beliefs, expectations or projections of the future and are forward-looking statements for which the Company claims the protections of the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995. It is important to note that future events and the Company’s actual results could differ materially from those described in or contemplated by such forward-looking statements. Such forward looking statements include, but are not limited to, statements about potential increases in liquidating distributions if the joint venture is able to complete targeted capital improvements, critical tenant lease renewals and repositioning of this asset. Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) the future impact of COVID-19, (ii) general economic conditions, (iii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or general downturn in their business, (iv) local real estate conditions, (v) increases in interest rates, (vi) increases in operating costs and real estate taxes, (vii) changes in accessibility of debt and equity capital markets and (viii) the timing of asset sales. The Company refers you to the documents filed by the Company from time to time with the SEC, particularly in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 13, 2020, supplemented by additional Risk Factors included our most recent Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed with the SEC on May 8, 2020 as such Risk Factors may be updated in subsequent reports. The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Contact:

John Garilli

Chief Financial Officer and Chief Executive Officer

New York REIT Liquidating LLC

jgarilli@nyrt.com

(617) 570-4750